Exhibit 4.3.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 5, 2017, among PDC Permian, Inc. (the “Guaranteeing Subsidiary”), a subsidiary of PDC Energy, Inc., a Delaware corporation (or its permitted successor, the “Company”), the Company, and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as trustee under the Indenture referred to below (or its permitted successor, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 14, 2016, by and between the Company and the Trustee (the “Base Indenture”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee a First Supplemental Indenture, dated as of September 14, 2016, by and between the Company and the Trustee (the “First Supplemental Indenture”), to the Base Indenture (such Base Indenture, as amended and supplemented by the First Supplemental Indenture and from time to time with respect to the Securities, the “Indenture”), providing for the issuance of the Company’s 1.125% Convertible Senior Notes due 2021 (the “Securities”).

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor (as defined in the Indenture); and

WHEREAS, pursuant to Section 9.02 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                                      Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the First Supplemental Indenture.

2.                                      Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article XIII of the First Supplemental Indenture.

3.                                      Execution and Delivery.  The Securities Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Securities Guarantee.

4.                                      No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Securities, any Securities Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Securities by accepting a Security waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Securities.

5.                                      New York Law to Govern.  THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

6.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.                                      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                      The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: January 5, 2017
PDC PERMIAN, INC.

	By:	/s/ Ronald Wirth
		Name:	Ronald Wirth
		Title:	Vice President — Finance

PDC ENERGY, INC.

	By:	/s/ Nicole Martinet
	Name:	Nicole Martinet
	Title:	Vice President and Associate General
Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Leland Hansen
Authorized Signatory